Exhibit 99.1

November 6, 2014

TransEnterix, Inc. Reports Operating and Financial Results for the Third Quarter 2014

RESEARCH TRIANGLE PARK, N.C., — (BUSINESS WIRE) — TransEnterix, Inc. (NYSE MKT: TRXC), a medical device company that is pioneering the use of robotics and flexible instruments to improve minimally invasive surgery, today announced its operating and financial results for the third quarter 2014.

Operating Results

•	In August 2014, Dr. Helmuth Billy performed a successful sleeve gastrectomy surgery using TransEnterix’s Flex Ligating Shears, which was broadcast at the 5th International Conference on Sleeve Gastrectomy. TransEnterix’s Flex Ligating Shears are the only fully flexible advanced energy device available that offers ligation and division of tissue with direct thermal fusion.

•	In September 2014, the Company expanded its existing loan agreement with Oxford Finance LLC and Silicon Valley Bank to provide for up to $25.0 million in growth capital.

•	The Company expects to make a 510(k) submission for the SurgiBot™ system in mid-2015. The Company previously anticipated making its 510(k) submission in the fourth quarter of 2014.

“We continue to make substantial progress toward the submission of a 510(k) for the SurgiBot system, having manufactured fully integrated SurgiBot systems, completed functional testing and conducted successful pre-clinical surgical procedures,” said Todd M. Pope, President and Chief Executive Officer of TransEnterix. “While we are disappointed to extend the timeline for our submission, it remains our top priority as a company and we are confident in our ability to make the submission in the middle of 2015.”

Financial Results

Comparison of Selected Consolidated Financial Results (in thousands, except net loss per share)

Three Months Ended September 30,

	2014	2013
Total revenue	$61	$362
Net loss	$11,507	$11,265
Net loss per share	$0.18	$1.06
Weighted average common shares	63,068	10,584

Revenue was $61 thousand in the third quarter of 2014 as compared to $362 thousand in the third quarter of 2013. The decrease in revenue was attributable to lower sales volumes of SPIDER® Surgical System as we continue to focus resources on our SurgiBot system development.

Cost of goods sold was $202 thousand in the third quarter of 2014, compared with $2.1 million in the third quarter of 2013. The decrease was primarily the result of lower revenues as we limit sales of the SPIDER Surgical System to existing customers, discontinued production of the SPIDER Surgical System, and transferred employees from manufacturing and quality departments to research and development and regulatory functions.
Research and development expenses were $9.1 million in the third quarter of 2014, compared with $2.9 million in the third quarter of 2013. The increase in expenses was attributable to increased investment in SurgiBot development, including development materials, contract engineering and higher personnel-related costs as we expanded our research and development and regulatory capability.

Sales and marketing expenses remained relatively flat at $456 thousand for the third quarter in comparison to $438 thousand in the prior year period.

General and administrative expenses for the third quarter of 2014 were $1.6 million compared to $1.3 million in the third quarter of 2013. The increase in expenses was due to increased stock-based compensation costs, increased taxes, and increased professional development, offset by decreased compensation costs.

Net loss in the third quarter of 2014 was $11.5 million compared to a net loss of $11.3 million in the third quarter of 2013. Net loss per common share was $0.18 in the third quarter of 2014 based on 63.1 million weighted average common shares outstanding compared to a net loss per share of $1.06 in the third quarter of 2013 based on 10.6 million weighted average common shares outstanding.

Cash and cash equivalents were $44.3 million as of September 30, 2014.

Conference Call

TransEnterix, Inc. will host a conference call on Thursday, November 6, 2014 at 8:30 AM ET to discuss its third quarter operating and financial results. To listen to the conference call on your telephone, please dial (800) 263-8506 for domestic callers or (719) 457-2640 for international callers approximately ten minutes prior to the start time. To access the live audio webcast or archived recording, use the following link http://ir.transenterix.com/events.cfm. The replay will be available on the Company’s website.

Financial Statements

On September 3, 2013, SafeStitch Medical, Inc. (now TransEnterix, Inc.) and TransEnterix Surgical, Inc., formerly known as TransEnterix, Inc., consummated a merger transaction (the “Reverse Merger”) whereby TransEnterix Surgical, Inc. merged with a merger subsidiary of SafeStitch Medical, Inc., with TransEnterix Surgical, Inc. as the surviving entity in the merger. As a result of the merger, TransEnterix Surgical, Inc. became a wholly owned subsidiary of SafeStitch Medical, Inc. On December 6, 2013, SafeStitch Medical, Inc. changed its corporate name to TransEnterix, Inc.

The Reverse Merger has been accounted for as a reverse acquisition under which TransEnterix Surgical, Inc. was considered the acquirer of SafeStitch Medical, Inc. As such, the financial statements of TransEnterix Surgical, Inc. are treated as the historical financial statements of the combined company, with the results of SafeStitch Medical, Inc. being included from September 3, 2013.

About TransEnterix

TransEnterix is a medical device company that is pioneering the use of robotics and flexible instruments to improve minimally invasive surgery. The company is focused on the development and commercialization of the SurgiBot™ system, a minimally invasive surgical robotic system that allows the surgeon to be patient-side within the sterile field. For more information, visit the company’s website at www.transenterix.com.

Forward Looking Statements

This press release includes statements relating to the SurgiBot system, our flexible energy device and our current regulatory and commercialization plans for these products. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations, including whether we will successfully submit our SurgiBot system regulatory filings in mid-2015, and whether we will be able to bring the SurgiBot system to the market. Factors that could cause our results to differ materially from those described include, but are not limited to, whether the SurgiBot system’s 510(k) application(s) will be cleared by the U.S. FDA, whether the combined company will be successful in 2014 and beyond, the pace of adoption of our product technology by surgeons, the outcome of coverage and reimbursement decisions by the government and third party payors, the success and market opportunity of our continuing and new product development efforts, including the SurgiBot system, the effect on our business of existing and new regulatory requirements, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 5, 2014 as amended, and other filings we make with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

TransEnterix, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013

Sales	$61	$362	$267	$1,212
Operating Expenses
Cost of goods sold	202	2,058	660	4,096
Research and development	9,067	2,909	21,960	7,855
Sales and marketing	456	438	1,323	1,490
General and administrative	1,606	1,278	5,133	2,665
Merger expenses	—	2,891	—	2,891

Total Operating Expenses	11,331	9,574	29,076	18,997

Operating Loss	(11,270)	(9,212)	(28,809)	(17,785)

Other Expense
Remeasurement of fair value of preferred stock warrant liability	—	(1,800)	—	(1,800)
Interest expense, net	(237)	(253)	(764)	(742)

Total Other Expense, net	(237)	(2,053)	(764)	(2,542)

Net Loss	$(11,507)	$(11,265)	$(29,573)	$(20,327)

Other comprehensive income (loss)	—	—	—	—

Comprehensive loss	$(11,507)	$(11,265)	$(29,573)	$(20,327)

Net loss per share — basic and diluted	$(0.18)	$(1.06)	$(0.52)	$(4.75)

Weighted average common shares outstanding — basic and diluted	63,068	10,584	57,212	4,282

TransEnterix, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

	September 30,	December 31,
	2014	2013

	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$44,344	$10,014
Short-term investments	—	6,191
Accounts receivable, net	38	188
Interest receivable	—	68
Inventory, net	267	701
Other current assets	833	593

Total Current Assets	45,482	17,755

Restricted cash	250	375
Property and equipment, net	2,901	1,864
Intellectual property, net	2,366	2,741
Trade names, net	8	10
Goodwill	93,842	93,842
Other long term assets	71	127

Total Assets	$144,920	$116,714

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$3,265	$1,804
Accrued expenses	1,756	1,406
Note payable — current portion	—	3,879

Total Current Liabilities	5,021	7,089
Long Term Liabilities
Note payable — less current portion, net of debt discount	9,871	4,602

Total Liabilities	14,892	11,691
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.01 par value, 25,000,000 shares authorized at September 30, 2014 and December 31, 2013, no shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	—	—
Common stock $0.001 par value, 750,000,000 shares authorized at September 30, 2014 and December 31, 2013; 63,096,816 and 48,841,417 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively(1)	63	49
Additional paid-in capital	257,802	203,238
Accumulated deficit	(127,837)	(98,264)

Total Stockholders’ Equity	130,028	105,023

Total Liabilities and Stockholders’ Equity	$144,920	$116,714

(1)	Adjusted for 1:5 reverse stock split on March 31, 2014.

TransEnterix, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2014	2013

Operating Activities
Net loss	$(29,573)	$(20,327)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	936	1,064
Amortization of debt issuance costs	56	78
Remeasurement of fair value of preferred stock warrant liability	—	1,800
Stock-based compensation	2,018	484
Accretion of bond discount	—	(1)
Loss on disposal of property and equipment	5	32
Impairment loss on property and equipment	—	304
Changes in operating assets and liabilities:
Accounts receivable	150	251
Interest receivable	68	6
Inventory	434	667
Other current and long term assets	(240)	(527)
Restricted cash	125	—
Accounts payable	1,461	1,617
Accrued expenses	350	505

Net cash and cash equivalents used in operating activities	(24,210)	(14,047)

Investing Activities
Purchase of investments	—	(1,104)
Proceeds from sale and maturities of investments	6,191	907
Proceeds from sale of property and equipment	25	—
Cash received in acquisition of a business, net of cash paid	—	305
Purchase of property and equipment	(1,626)	(724)

Net cash and cash equivalents provided by (used in) investing activities	4,590	(616)

Financing Activities
Payment of debt	(2,877)	(601)
Proceeds from the issuance of common stock, net of issuance costs	52,433	—
Proceeds from issuance of debt, net of debt discount	4,321	1,998
Proceeds from issuance of preferred stock, net of issuance costs	—	28,199
Proceeds from exercise of stock options and warrants	73	—

Net cash and cash equivalents provided by financing activities	53,950	29,596

Net increase in cash and cash equivalents	34,330	14,933
Cash and Cash Equivalents, beginning of period	10,014	8,896

Cash and Cash Equivalents, end of period	$44,344	$23,829

Supplemental Disclosure for Cash Flow Information
Interest paid	$518	$625

Supplemental Schedule of Noncash Investing and Financing Activities
Issuance of preferred stock warrants and debt issuance costs	$—	$128
Issuance of common stock warrants	$54	$—
Conversion of bridge notes to preferred stock	$—	$1,998
Conversion of preferred stock warrants to common stock warrants	$—	$1,909

Investor Contact:
Westwicke Partners

Mark Klausner, 443-213-0501
transenterix@westwicke.com

Media Contact:
TransEnterix, Inc.

Mohan Nathan, 919-917-6559
mnathan@transenterix.com